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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant




Fiberite, Inc., a corporation formed in the jurisdiction of Delaware, doing business under the name of Fiberite, Inc.

Fiberite Europe GmbH, a corporation formed in the jurisdiction of Germany, doing business under the name of Fiberite Europe GmbH.

Fiberite France SARL, a corporation formed in the jurisdiction of France, doing business under the name of Fiberite France SARL.